Exhibit 10.1

SUBSCRIPTION, Voting AND REDEMPTION Agreement

BETWEEN

EXELA TECHNOLOGIES, INC.

and

gp-hgm llc

March 7, 2023

SUBSCRIPTION, Voting AND REDEMPTION Agreement

This Subscription, Voting and Redemption Agreement (the “Agreement”) is made as of the 7th day of March 2023, between Exela Technologies, Inc., a Delaware corporation (the “Company”) and GP-HGM LLC (the “Holder”, together with the Company, the “Parties” and each a “Party”).

WHEREAS, the Nasdaq Stock Market has notified the Company that the Company is not in compliance with the $1.00 minimum bid price requirement for the Company’s common stock (the “Common Stock”) to remain listed on the Nasdaq Capital Market, and the Company’s board of directors (the “Board of Directors”) has proposed an amendment to the certificate of incorporation of the Company to effect a reverse stock split of between 1 for 100 and 1 for 200 (the “Reverse Stock Split”) with the primary intent of increasing the price of the Common Stock in order to meet that requirement (the “Reverse Stock Split Proposal”);

WHEREAS, in order for the Reverse Stock Split Proposal to be adopted, it must be approved by the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote thereon;

WHEREAS, the Board of Directors believes that the delisting of the Common Stock from the Nasdaq Capital Market would likely have a material adverse effect on the liquidity of the market for the Common Stock and the price at which the Common Stock would trade;

WHEREAS, the Board of Directors is concerned that while the holders of the Company’s Common Stock and Tandem Preferred Stock may favor the Reverse Stock Split, the Company will not be able to obtain the vote of the holders of a majority in voting power of the outstanding Common Stock and Tandem Preferred Stock, voting together as a single class, in favor of Reverse Stock Split Proposal. This concern is based on the widely dispersed stock holdings of the Company’s stockholders, the advice of the Company’s advisors and the Company’s past meetings of stockholders;

WHEREAS, the Company has created a separate class of preferred stock, the Special Voting Preferred Stock, par value $0.0001 per share (the “Special Voting Stock”) by resolutions of the Board of Directors as set forth in a Certificate of Designation dated March 7, 2023 (the “Certificate of Designation”) and is entering into this Agreement with Holder for the sole purpose of ensuring that if a majority of the votes cast by holders of shares of Common Stock and Tandem Preferred Stock at the Special Meeting are in favor of the Reverse Stock Split Proposal, that the Reverse Stock Split Proposal will be approved under Delaware law, enabling the Company to effect the Reverse Stock Split;

WHEREAS, to avoid the risk that a holder of the Company’s debt securities will assert that the issuance of the Special Voting Shares will constitute a ‘Change of Control’ under the applicable agreement, the Company has requested that Holder, as an affiliate of HandsOn Global Management LLC act as the Holder hereunder; and

WHEREAS, the Company and the Holder have agreed to enter into this Agreement to provide for, among other things, the issuance, voting and redemption of the Special Voting Shares on the terms set forth herein.

NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
Interpretation

1.1	Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings.

“Affiliate” shall have the meaning ascribed to it under Section 12b-2 of the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning given to such term in the preamble.

“Board of Directors” has the meaning given to such term in the recitals.

“Business Day” means any day, other than a day on which banks are generally closed in New York, NY.

“Certificate of Designation” has the meaning given to such term in the recitals.

“Common Stock” has the meaning given to such term in the recitals.

“Company” has the meaning given to such term in the preamble.

“Governmental Entity” means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange.

“Holder” has the meaning given to such term in the preamble.

“Indemnified Persons” has the meaning given to such term in Section 5.3.

“Lien” has the meaning given to such term in Section 5.3.

“Losses” has the meaning given to such term in Section 3.5.

“Other Voting Power” has the meaning given to such term in Section 3.1(b).

“Party” and “Parties” have the meanings given to such terms in the preamble.

“Person” means and includes any individual, company, limited partnership, general partnership, joint stock company, limited liability company, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not a legal entity, and any Governmental Entity.

“Record Date” means the record date established by the Company for purposes of determining stockholders entitled to vote at the Special Meeting;

“Redemption Date” has the meaning given to such term in Section 3.3.

“Reverse Stock Split” has the meaning given to such term in the recitals.

“Reverse Stock Split Amendment” means the amendment to the Company’s certificate of incorporation that effects the Reverse Stock Split.

“Reverse Stock Split Date” means the date on which the Reverse Stock Split is consummated and deemed effective.

“Reverse Stock Split Proposal” has the meaning given to such term in the recitals.

“Special Meeting” means the Company’s 2023 special meeting of stockholders, including any adjournments or postponements thereof, at which meeting the Stockholder Approval is sought.

“Special Voting Shares” has the meaning given to such term in Section 2.2(a).

“Special Voting Stock” has the meaning given to such term in the recitals.

“Stockholder Approval” means approval of the adoption of the Reverse Stock Split Amendment at the Special Meeting by holders of a majority in voting power of the outstanding shares of Common Stock, Tandem Preferred Stock and Special Voting Stock entitled to vote thereon, voting together as a single class.

“Tandem Preferred Stock” means the Company’s tandem preferred stock that trades together with the Company’s 6.00% Series B Cumulative Convertible Perpetual Preferred Stock.

“Transfer” shall mean any direct or indirect offer, sale, assignment, Lien, pledge, hypothecation, disposition, loan or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, Lien, pledge, hypothecation, disposition, loan or other transfer (by operation of law or otherwise), of the Special Voting Shares or any right or interest therein, excluding, for the avoidance of doubt, entry into this Agreement.

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)            the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof and include any schedules or exhibits thereto;

(b)            references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section to this Agreement;

(c)            the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)            words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)            the word “including” is deemed to mean “including without limitation”;

(f)             any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(g)            any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(h)            all dollar amounts refer to currency of the United States;

(i)             any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(j)             whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3	Entire Agreement

This Agreement constitute the entire agreement between the Parties with respect to the subject matter described herein and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral.

1.4	Time of Essence

Time shall be of the essence of this Agreement.

Article 2
SUBSCRIPTION

2.1	Authorized Shares

The Board of Directors has duly authorized and adopted resolutions to create the Special Voting Stock, and the Company has filed with the Secretary of State of the State of Delaware the Certificate of Designation for the Special Voting Stock.

2.2	Purchase of Special Voting Stock

(a)            Upon receipt of the consideration set forth in Section 2.2(b), the Company shall issue and sell to the Holder 1,000,000 shares of Special Voting Stock (the “Special Voting Shares”).

(b)            The Holder hereby subscribes for and agrees to purchase the Special Voting Shares for an aggregate purchase price of $100.

(c)            The Company represents and warrants to the Holder that upon the issuance of the Special Voting Shares as provided for in this Agreement, the Special Voting Shares will be duly authorized, validly issued, fully paid and nonassessable.

Article 3
Voting; Redemption; and other covenants

3.1	Voting Agreement

(a)            The Holder shall cause the Special Voting Shares to be present, in person, or by proxy, at the Special Meeting for purposes of calculating a quorum.

(b)            The Holder covenants and agrees to vote or cause to be voted the Special Voting Shares “FOR” or “AGAINST” the Reverse Stock Split Proposal in the same proportion as all other votes cast with respect to the Reverse Stock Split Proposal at the Special Meeting (excluding abstention and broker non-votes). By way of example, if holders of 40% of the outstanding shares of Common Stock and Tandem Preferred Stock attend the Special Meeting and of that 40%, holders of 80% of the votes represented by the shares present vote in favor of the Reverse Stock Split Proposal, and holders of 20% of the votes represented by the shares present vote against the Reverse Stock Split Proposal, then Holder will vote or will cause to be voted 80% of the Special Voting Shares in favor of the Reverse Stock Split Proposal and 20% of the Special Voting Shares against the Reverse Stock Split Proposal.

3.2	Grant of Irrevocable Proxy

Upon the issuance of the Special Voting Shares, the Holder hereby irrevocably appoints the Company and any designee of the Company, and each of them individually, as the Holder’s proxy and attorney-in-fact, with full power of substitution, to vote the Special Voting Shares solely to the extent and in the manner specified in Section 3.1. This proxy is given to secure the performance of the duties of the Holder under this Agreement, and its existence will not be deemed to relieve the Holder of its obligations under Section 3.1. The proxy and power of attorney granted pursuant to this Section 3.2 shall be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Holder with regard to the Special Voting Shares, and the Holder acknowledges that the proxy constitutes an inducement for the Company to enter into this Agreement. The power of attorney granted by the Holder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of the Holder. The proxy and power of attorney granted hereunder shall terminate at the earlier of (i) the valid termination of this Agreement in accordance with Section 6.3 and (ii) immediately following the conclusion of the Special Meeting following the receipt of Stockholder Approval.

3.3	Redemption

The Parties hereby acknowledge and agree that the Special Voting Shares shall be redeemed by the Company, in whole but not in part, automatically without any action by any Party on the first (1st) Business Day after the date on which the voting on the Reverse Stock Split Proposal has concluded and the polls on the Reverse Stock Split Proposal have closed (the “Redemption Date”), pursuant to and accordance with the Certificate of Designation. The Special Voting Shares will be so redeemed at an aggregate price of $100 and shall be effected on the books of the Company. Following the redemption by the Company of the Special Voting Shares on the Redemption Date, the Holder shall have no further right, title or interest in or to the Special Voting Shares, whether under the Certificate of Designation, this Agreement or otherwise, and this Agreement shall terminate in accordance with Section 6.3.

3.4	No Transfer

From the date hereof through the Redemption Date, without the Company’s prior written consent, the Holder agrees not to (a) Transfer the Special Voting Shares or any interest therein (or enter into any transaction which is designed to, or might reasonably be expected to, result in the Transfer (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)) to any third party or (b) deposit the Special Voting Shares into a voting trust or, except as otherwise provided in this Agreement, enter into a voting agreement or arrangement with respect thereto or grant any proxy or power of attorney with respect thereto. Any Transfer or attempted Transfer of the Special Voting Shares in violation of this Section 3.4 shall, to the fullest extent permitted by law, be null and void ab initio.

3.5	Indemnification

The Company shall indemnify and hold harmless the Holder, its directors and officers, partners, members, managers, employees, agents, and representatives (collectively, “Indemnified Persons”), to the fullest extent permitted by applicable law, from and against any losses, claims, damages, liabilities, joint or several, costs (including reasonable costs of preparation and reasonable attorneys’ fees) and expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise (collectively, “Losses”), promptly as incurred, arising out of, based upon or resulting from (A) the Holder’s entry into this Agreement or the taking of any actions contemplated by this Agreement and (B) the Holder’s ownership or voting of the Special Voting Shares in accordance with the terms of this Agreement, provided that the foregoing indemnity shall not apply to Losses to the extent that they have resulted from the fraud, bad faith or willful misconduct of such Indemnified Person. The right of indemnification provided hereunder includes the right to be paid or reimbursed by the Company the reasonable expenses (including reasonable attorneys’ fees) incurred by an Indemnified Person who was, is or is threatened to be made a named defendant or respondent in a proceeding or action in advance of the final disposition of the proceeding and without any determination as to such person’s ultimate entitlement to indemnification; provided, payment of such expenses incurred by any such person in advance of the final disposition of a claim or proceeding will be made only upon delivery to the Company of a written affirmation by such person of its good faith belief that it has met the standard of conduct necessary for indemnification hereunder and a written undertaking by such person to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified hereunder. Promptly after its receipt of notice of the commencement of any action or proceeding, any Indemnified Person will notify the Company in writing of the commencement thereof. If the Company so elects, it may assume the defense of such action or proceeding in a timely manner, including the employment of counsel (reasonably satisfactory to the Indemnified Person) and payment of expenses, provided the Company permit an Indemnified Person and counsel retained by an Indemnified Person at such Indemnified Person’s expense to participate in such defense. Notwithstanding the foregoing, in the event (i) the Company fails to promptly assume the defense and employ counsel reasonably satisfactory to the Indemnified Person, or (ii) the Indemnified Person has been advised by counsel that there exist actual or potential conflicting interests between the Company and its counsel and such Indemnified Person, an Indemnified Person may employ separate counsel (in addition to local counsel) to represent or defend such Indemnified Person in such action or proceeding, and the Company agrees to pay the fees and disbursements of such separate counsel as incurred; provided however, that the Company will not, in connection with any one such action or proceeding, or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel). The Company agrees not to waive, release or settle any action or proceeding in respect of which indemnification may be sought hereunder without the prior written consent of the applicable Indemnified Person, unless such waiver, release or settlement includes no admission of wrongdoing by the Indemnified Person. The Company shall not be liable to an Indemnified Person under this Agreement for amounts paid in settlement of any threatened or pending claim, demand, action, suit or proceeding in respect of which indemnification may be sought under this Agreement without the Company’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Holder as follows:

4.1	Authorization; No Conflicts

The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby (a) are within the Company’s power and authority, (b) have been duly authorized by all necessary proceedings on its behalf, and (c) do not conflict in any material respect with or require any consent or approval pursuant to (unless any such required consent or approval has been obtained prior to the consummation of the transactions contemplated by this Agreement and remains in full force and effect) its organizational documents or conflict with or breach, or require any consent from or approval under, any law, regulation, order, judgment, writ, injunction, license, permit, agreement or instrument applicable to the Company.

4.2	Enforceability

This Agreement has been validly executed by the Company and constitutes a legally binding obligations of the Company, enforceable against the Company in accordance with the terms and conditions hereof, except as any enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether sought in equity or at law).

4.3	ACKNOWLEDGMENT

THE COMPANY ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 5 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE HOLDER IN CONNECTION WITH THIS AGREEMENT, WHETHER IN WRITING, ORALLY OR OTHERWISE, AND THE COMPANY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE IN CONNECTION WITH THIS AGREEMENT, EXPRESS OR IMPLIED AND THE ACCURACY AND COMPLETENESS THEREOF ARE SPECIFICALLY DISCLAIMED BY THE HOLDER AND ARE NOT BEING RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES.

Article 5
REPRESENTATIONS AND WARRANTIES OF THE HOLDER

The Holder represents and warrants to the Company as follows:

5.1	Authorization; No Conflicts

The execution, delivery and performance by the Holder of this Agreement, and the consummation of the transactions contemplated hereby (a) are within the Holder’s power and authority, (b) have been duly authorized by all necessary proceedings on the Holder’s behalf (if any), and (c) do not conflict with or breach, or require any consent or approval under, any law, regulation, order, judgment, writ, injunction, license, permit, agreement or instrument applicable to the Holder.

5.2	Enforceability

This Agreement has been validly executed by the Holder and constitutes a legally binding obligation of the Holder, enforceable against the Holder in accordance with the terms and conditions hereof, except as any enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether sought in equity or at law).

5.3	Title to Special Voting Shares

Upon issuance, the Holder will have good and valid title to the Special Voting Shares free and clear of any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, option, equity or other adverse claim (each, a “Lien”), and will not, in whole or in part, as of the Record Date, have (a) assigned, transferred, hypothecated, pledged or otherwise disposed of the Special Voting Shares or (b) given any Person any transfer order, power of attorney or other authority of any nature whatsoever with respect to the Special Voting Shares other than as contemplated hereunder.

5.4	Legal, Tax and Financial Advice

The Holder is aware of the legal, financial and tax matters related to this Agreement and the Holder has either sought and received professional legal, tax and financial advice regarding this Agreement and the matters related to this Agreement or has determined after reviewing the Agreement carefully that the Holder will waive its right to seek such professional advice.

5.5	ACKNOWLEDGMENT

THE HOLDER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 2.2(c) AND ARTICLE 4 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT, WHETHER IN WRITING, ORALLY OR OTHERWISE, AND HOLDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE IN CONNECTION WITH THIS AGREEMENT, EXPRESS OR IMPLIED AND THE ACCURACY AND COMPLETENESS THEREOF (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY OR ITS SUBSIDIARIES OR THE ACCURACY AND COMPLETENESS OF ANY INFORMATION SUPPLIED RELATING TO THE COMPANY OR ITS SUBSIDIARIES) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND ARE NOT BEING RELIED UPON BY THE HOLDER OR ANY OF ITS REPRESENTATIVES OR AFFILIATES.

Article 6
Miscellaneous

6.1	Notices

(a)            Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile or e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)             in the case of the Company:

c/o Exela Technologies

300 First Stamford Place, Second Floor West

Stamford, CT 06902

Attention:    Erik Mengwall, Deputy General Counsel and Secretary

E-mail: legalnotices@exelatech.com

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Ave

New York, NY 10019
Attention:    Maurice M. Lefkort; Sean M. Ewen
E-mail:          mlefkort@willkie.com; sewen@willkie.com

(ii)            in the case of the Holder, to the address of the Holder contained on the register maintained by the Company.

(b)            Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. (eastern time) at the place of receipt, then on the following Business Day) or, if mailed, on the third Business Day following the date of mailing.

(c)            Any Parties may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 3.2.

6.2	Fees and Expenses

Each Party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

6.3	Termination

This Agreement shall terminate, become null and void, and shall have no further force or effect immediately as of and following the earliest of (i) the redemption of the Special Voting Shares by the Company on the Redemption Date in accordance with Section 3.3 hereof and the Certificate of Designation, (ii) the date on which the Company delivers written notice to the Holder of its intent to terminate this Agreement (or such later date specified in such notice) and (iii) May 4, 2024. Notwithstanding anything else contained herein, (a) this Article 6 and Section 3.5 shall survive termination, and (b) such termination shall not relieve any Party from liability for any material breach of this Agreement by the Party prior to such termination.

6.4	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any Parties unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

6.5	Assignment

No Party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other Party.

6.6	Successors and Assigns

This Agreement shall inure to the benefit of and shall be binding on and enforceable by and against the Parties and their respective successors or heirs, executors, administrators and other legal personal representatives, and permitted assigns.

6.7	Specific Performance

The Company and the Holder hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Company and the Holder agree that, prior to the valid termination of this Agreement in accordance with Section 6.3, the Company shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of this Agreement, at law or in equity (and the Holder hereby waives any requirement for the securing or posting of any bond in connection with such remedy).

6.8	Governing Law; Venue

THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, including (a) its negotiation, execution and validity and (b) any action or proceeding, whether at law or in equity, whether in contract, tort or otherwise (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware. Any action or proceeding against any Party arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware or, if, and only if, the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware, or, if, and only if, the Superior Court of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware, and each Party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts in any such action or proceeding. Each Party irrevocably waives and agrees not to raise any objection it might now or hereafter have that it is not subject personally to the jurisdiction of the above-named courts, that any such action or proceeding is located is an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named courts. Each Party agrees that such party will not bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the above-named courts. Each Party irrevocably consents to process being served by any Party in any Proceeding by delivery of a copy thereof in accordance with the provisions of Section 5.1 and agrees that nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Legal Requirements.

6.9	Waiver of Jury Trial

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES OF FACT AND LAW, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE NEGOTIATION, OR ENTERING INTO OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.9.

6.10	Further Assurances

Each of the Parties hereto shall, from time to time hereafter and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

6.11	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Parties hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

6.12	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all Parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

IN WITNESS WHEREOF this Agreement has been executed by the Parties.

EXELA TECHNOLOGIES, INC.

By:	/s/ Erik Mengwall
Name: Erik Mengwall
Title: Secretary

GP-HGM LLC

By:	/s/ Par Chadha
Name: Par Chadha
Title: Manager

Signature Page — Subscription, Voting and Redemption Agreement